Exhibit 99.1

Gaia Acquires Yoga International, a Leading Digital Yoga Service

BOULDER, CO, December 22, 2021 — Gaia, Inc. (NASDAQ: GAIA) (“Gaia”), a subscription video-streaming service dedicated to conscious media and serving a global conscious community, acquired Yoga International today.

Yoga International is considered the authentic voice of yoga in the West. Originally started as a print magazine thirty years ago by the Himalayan Institute, Yoga International has since transformed into a digital-only platform and community with paid subscribers around the world. The acquisition adds 4,000 hours of unique yoga content to Gaia’s library.

“Over 250,000 of our members globally practice yoga on Gaia, while also enjoying our broader content offerings,” said Paul Tarell, Gaia’s CFO. “As we continue to create and find meaningful content, increase subscribers, and grow internationally, we are excited to welcome the Yoga International community to Gaia. We look forward to carrying on the legacy that Yoga International and the Himalayan Institute have built over the decades. Like Gaia, they have celebrated the practice of yoga as more than purely a physical pursuit while connecting back to the deeper roots of yoga traditions.”

Himalayan Institute CEO and Yoga International chairman, Ishan Tigunait, commented: “We are pleased that Yoga International has found its new home with Gaia. As a leader in consciousness-expanding media, including online yoga content, Gaia shares Yoga International’s passion for empowering its members’ personal growth. Yoga has transformed from a niche discipline into a culturally relevant, conscious lifestyle, and is the quintessential embodiment of wellness in the 21st century. The Himalayan Institute is excited to transition stewardship of Yoga International to Gaia and looks forward to the positive impact Gaia will have on the world as it continues to share the practice of yoga worldwide.”

About Yoga International

In 1991, Yoga International was founded by the Himalayan Institute, inspired by the Institute’s non-profit mission of sharing the ancient wisdom and spiritual roots of yoga with the modern world. For over twenty years, Yoga International was an award-winning print magazine as the authentic voice of yoga in the West. In 2013, Yoga International magazine took the bold step of transforming into a digital-only publication, and in the past 8 years has evolved into one of the world’s leading online platforms for yoga practice and education with over 60% of its current membership outside the United States.

Through all the changes that Yoga International has seen over the past 30 years—in the yoga community, the broader world, and now joining with Gaia—Yoga International’s editorial purpose has never changed: to share a diverse, holistic and authentic vision of yoga as a catalyst for personal growth. For more information about Yoga International, visit www.yogainternational.com.

About The Himalayan Institute

Founded in 1971, the Himalayan Institute is a world leader in the field of yoga, meditation, spirituality, and holistic health. The Himalayan Institute is a non-profit international organization dedicated to serving humanity through educational, spiritual, and humanitarian programs. Nestled on a 400-acre campus in the Pocono mountains of northeast Pennsylvania, the Himalayan Institute is home to a service-driven community of yogis, volunteers, and faculty-in-residence, as well as the Institute’s Retreat Center which hosts seekers of all backgrounds for weekend seminars, retreats and certification programs. For more information, visit www.himalayaninstitute.org.

About Gaia

Gaia is a member-supported global video streaming service and community that produces and curates conscious media through four primary channels—Seeking Truth, Transformation, Alternative Healing and Yoga—in four languages (English, Spanish, French and German) to its members in 185 countries. Gaia’s library includes approximately 8,000 titles, 80% of which is exclusive to Gaia, and approximately 75% of viewership is generated by content produced or owned by Gaia. Gaia is available on Apple TV, iOS, Android, Roku, Chromecast, and sold through Amazon Prime Video and Comcast Xfinity. For more information about Gaia, visit www.gaia.com.

Company Contact:

Paul Tarell

Chief Financial Officer

Gaia, Inc.

Investors@gaia.com

Investor Relations:

Gateway Investor Relations

Cody Slach

(949) 574-3860

GAIA@gatewayir.com

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